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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 13, 2004 (except Note 17, as to which the date is                 ) and December 10, 2004 (except Note 17, as to which the date is                ), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-119967) and related Prospectus of optionsXpress Holdings, Inc. for the registration of its common stock.

ERNST & YOUNG LLP
Chicago, Illinois

        The foregoing consent is in the form that will be signed upon the completion of the stock split described in Notes 17 to the consolidated financial statements.

/s/  ERNST & YOUNG LLP
Chicago, Illinois
January 21, 2005

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Consent of Independent Registered Public Accounting Firm